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                                                                 EXHIBIT 4 (n)



                     MERRILL LYNCH LIFE INSURANCE COMPANY

                          DEATH BENEFIT ENDORSEMENT

Section 7.1.1 of the Contract is replaced in its entirety by the following:

7.1.1 DEATH PRIOR TO ANNUITY DATE: On the death of an Owner prior to the Annuity Date, we will pay the beneficiary the death benefit representing the entire interest in the Contract, unless Section 7.1.3 is chosen. The death benefit is determined as of the date we receive Due Proof of Death of the Owner at our Service Center.

             (a)   The death benefit is the greater of:

                   (i)   the Contract Value; or

                   (ii) the Guaranteed Minimum Death Benefit for Variable Account A plus the value of Variable Account B.

             (b) The Guaranteed Minimum Death Benefit for Variable Account A is the greatest of:

                   (i)   "premiums compounded at 5%," or

                   (ii) the "maximum 7th anniversary value compounded at 5%," or

                   (iii) the "attained age 80 anniversary value."

             (c)   "Premiums compounded at 5%" equals:

                   (i) premiums paid into Variable Account A with interest on them from the date received at an interest rate compounded daily to yield 5% annually, less

                   (ii) transfers to Variable Account B and withdrawals from Variable Account A, both with an interest rate on them to yield 5% annually when compounded daily from the date of transfer or withdrawal.

             (d) The "maximum 7th anniversary value-compounded at 5%" is equal to the greatest "7th anniversary value" of Variable Account A. Each "7th anniversary value" of Variable Account A equals:

                   (i) the value of Variable Account A at the end of its respective seven Contract Year period (i.e., at the end of Contract Years 7, 14, 21, etc., but not beyond the date the Owner attains age 80 or the date of the Owner's death), with interest from such 7th anniversary at an interest rate compounded daily to yield 5% annually, plus

                   (ii) premiums paid into Variable Account A since such 7th anniversary with interest on them from the date received at an interest rate compounded daily to yield 5% annually, less

                   (iii) "adjusted transfers" to Variable Account B and
                         "adjusted withdrawals" from Variable Account A since such 7th anniversary, both with an interest rate on them to yield 5% annually when compounded daily from the date of transfer or withdrawal.

             (e) The "attained age 80 anniversary value" equals the value of Variable Account A on the Contract Anniversary on which the Owner reaches attained age 80 plus premiums paid into Variable Account A since that anniversary less "adjusted" transfers to Variable Account B and "adjusted" withdrawals from Variable Account A since that Contract Anniversary.

             (f) For purposes of compounding interest at 5%, in (c) and (d) above, such interest shall accrue only until the earliest of the last day of the 20th Contract Year, the last day of the Contract Year in which the Owner attains age 80 or the date of the Owner's death. No interest shall accrue thereafter.













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                   (g)   Each "adjusted transfer" or "adjusted withdrawal" is
                         equal to the amount by which such transfer or withdrawal from Variable Account A reduces the value of Variable Account A times {(A) divided by (B)} but not less than 1.0 where:

                         (A) is the Guaranteed Minimum Death Benefit of Variable Account A prior to the transfer or withdrawal; and

                         (B) is the value of Variable Account A prior to the transfer or withdrawal.

                   (h) If the Owner is a non-natural person, then the Annuitant's age rather than the Owner's age will be used for purposes of determining the period for compounding interest as described in (f) above and calculating the maximum 7th anniversary value under
                         (d)(i) above.

                   (i) Unless Section 7.1.2 or Section 7.1.3 is chosen within 60 days following our receipt of the Owner's certified death certificate, Due Proof of Death will be deemed to have been received by us on the 60th day, and payment will be made in lump sum.



                                       MERRILL LYNCH LIFE INSURANCE COMPANY


                                       By: /s/ BARRY G. SKOLNICK
                                          ---------------------------
                                                  Secretary










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